EXHIBIT 4.14

                       MODIFICATION AGREEMENT AND RELEASE


            THIS MODIFICATION AGREEMENT ("Agreement") is by and between Nash, LLC, a Cayman Islands limited liability company ("Nash"), Greenfield Capital Partners, LLC, RBB Bank Aktiengeselischaft ("RBB"), Amro International, S.A. ("Amro"), Austinvest Anstall Balzers ("AAB"), Esquire Trade & Finance, Inc. ("ETF"), Garros, Ltd. ("Garros"), and Intercoastal Financial Services Corp. ("IFSC") (sometimes collectively referred to as the "Holders"), on the one hand, and Global MAINTECH Corporation, a Minnesota corporation ("GBMT"), on the other hand, in accordance with the terms and conditions set forth below and is effective on the day the last Holder signs ("effective date").

                                    RECITALS

      1. On or about December 31, 2000, Nash and GBMT entered into that certain Securities Purchase Agreement (the "Series E Securities Purchase Agreement") whereby Nash purchased 2,500 shares of Series E Convertible Preferred Stock from GBMT, for the sum of $2,600,000 (the "Series E Preferred")

      2. On or about August 24, 2000, Nash and GBMT entered into that certain Securities Purchase Agreement (the "Series G Securities Purchase Agreement") whereby Nash purchased 600 shares of Series G Convertible Preferred Stock from GBMT, for the sum of $600,000 (the "Series G Preferred")

      3. On or about January 19, 2000, Amro, ADC, AAB, ETF, Garros, IFSC, and Nesher (the "Amro Group"), and GBMT entered into that certain Securities Purchase Agreement (the "Series D Securities Purchase Agreement") whereby the Amro Group purchased 2,725 shares of Series D Convertible Preferred Stock from GBMT, for the sum of $2,725,000 (the "Series D Preferred"). A portion of the Series D Preferred was rolled over from the Amro Group's purchase of Series C Convertible Preferred Stock from GBMT on or about March 25, 1999.

      4. On or about February 23, 2000, RBB and GBMT entered into that certain Securities Purchase Agreement (the "Series F Securities Purchase Agreement")(the Series C Securities Purchase Agreement, Series D Securities Purchase Agreement, Series E Securities Purchase Agreement, Series F Securities Purchase and Series G Securities Purchase Agreement and documents entered into in connection therewith, all of which are listed in Schedule A, attached hereto, are sometimes collectively referred to as the "Preferred Documents"), whereby RBB purchased 2,000 shares of Series F Convertible Preferred Stock from GBMT, for the sum of $2 million (the "Series F Preferred")(the Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred and the Series G Preferred are sometimes collectively referred to as the "Preferred Shares")

      5. GBMT is in default of the Preferred Documents for each series of the Preferred Shares referred to herein, which defaults include, but are not limited to,

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(i) GBMT's failure to register some or all of the shares of common stock into which the Preferred Shares are convertible and its failure to maintain the effectiveness of its registration statement which was declared effective on July 24, 2000, (ii) GBMT's failure to authorize 200% of the shares of common stock into which, from time to time, the Preferred Shares were convertible into based on GBMT's common stock price and (iii) GBMT's failure to honor all of the conversion notices delivered by the Holders pursuant to the Preferred Documents (collectively the "Defaults").

      6. GBMT, for various reasons, experienced setbacks and by the end of 2000 was in a financial crisis.

      7. The following board members and management of GBMT resigned effective January 12, 2001: John Haugo, Bill Howdon, Dave McCaffrey, Jim Watson, and Trent Wong (as a director and President).

      8. Dale Ragan ("Ragan") and William Erhart ("Erhart") are currently the only directors of GBMT.

      9. The Holders have agreed to conditionally waive the Defaults and conditionally modify certain terms of the Preferred Documents pursuant to terms and conditions hereof

      10. GBMT acknowledges that it has no knowledge that the Preferred Holders have either breached the Preferred Documents, or federal securities laws and further acknowledges that the Holders have entered into this Agreement as an accommodation to GBMT to permit it to restructure its businesses and capital structure.

      11. GBMT agrees to release all claims it may have against the Holders and waive all defenses to its performance under the Preferred Documents pursuant to the terms and conditions of this Agreement.

            NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties agree as follows:

                                      TERMS

                                    ARTICLE I

             RESCISSIONS, WAIVERS AND PREFERRED DOCUMENT AMENDMENTS;
                                COVENANTS BY GBMT

            1.1 AMOUNTS OUTSTANDING. As of the date hereof, GBMT hereby acknowledges and agrees that each Holder owns that number of Preferred Shares (with the stated value thereof) set forth in Schedule A hereto, and owes each Holder dividends through June 15, 2001, as set forth in said schedule. GBMT hereby further acknowledges

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that it owes each Holder late filing and delivery penalties, all of which are conditionally waived by the Holders subject to the conditions set forth in
Section 1.2 hereof.

            1.2 HOLDERS' CONDITIONAL RESCISSION AND WAIVER OF DEFAULTS AND PENALTIES. In consideration for GBMT's release of any and all claims against the Holders pursuant to Article III hereof, the Holders hereby agree to (A) rescind outstanding redemption and conversion notices delivered with respect to the Preferred Shares, (B) waive GBMT's defaults (arising prior to the date hereof) under each and every Preferred Document applicable to each Holder and waive any penalties accruing in connection with any such default, (C) waive any penalties accrued under the Registration Rights Agreements (the "Registration Agreements") (whether or not related to a default) and (D) amend the Preferred Documents applicable to each Holder as set forth in Section 1.3 below. The amendment to the Preferred Documents as set forth in Section 1.3 below and all waivers of defaults and penalties set forth in Sections (B) and (C) are conditional on GBMT's compliance with the terms of this Agreement and the Preferred Documents as modified herein, and shall be null and void if GBMT defaults under any of the terms and conditions hereof or of the Preferred Documents as modified by this Agreement.

            1.3 MODIFICATION OF PREFERRED DOCUMENTS. Each Holder hereby agrees to modify the Preferred Documents applicable to the Preferred Shares held by such Holder, as set forth below:

            (a) GBMT hereby acknowledges it is obligated to file registration statements and register shares underlying each series of Preferred referenced herein by certain specified dates pursuant to those certain Registration Agreements separately entered into by GBMT and each holder. Notwithstanding anything to the contrary in the Preferred Documents, including the Registration Agreements , the obligation for GBMT to file (or refile) registration statements for each of series of Preferred Shares is hereby suspended on the condition that
(i) it is not otherwise in default of this Agreement or the Preferred Documents, and (ii) if GBMT files a registration statement pursuant to the Securities Act of 1934 to permit the sale of common stock of GBMT (or securities resulting from a change of GBMT common stock into the same or a different number of shares of another class or classes of stock or securities of GBMT or another entity or shares of stock of any entity GBMT is merged into) on any public exchange, NASDAQ or the over-the-counter market, GBMT shall include in such registration statement the common stock that the Preferred Shares (and warrants issued in connection with the issuance of the Preferred Shares) are or have been converted into. If GBMT is in default of any of its obligations hereunder or the Preferred Documents, than the original time periods for the accrual of penalties set forth in the Registration Statements prior to this Agreement shall be restored, and penalties accrued prior to the date of this Agreement will be reinstated and penalties will accrue from and after the date of this Agreement based on said original time periods.

            (b) GBMT hereby acknowledges that it was obligated to maintain authorized and reserved for issuance, free from preemptive rights, shares of GBMT common stock ranging from one hundred percent (100%) and two hundred percent

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(200%) of the number of shares of GBMT common stock issuable upon conversion of the applicable series of Preferred Shares, dividends due on the Preferred Shares and the exercise of warrants ("Warrants") issued in connection therewith. GBMT hereby represents and acknowledges that as of November 1, 2001, it had 10,052,155 common shares issued and outstanding out of 18,500,000 common shares authorized and, accordingly, has insufficient common shares authorized and reserved for issuance in connection with any future conversion of Preferred Shares and Warrants. The parties hereto hereby agree that the requirement to maintain authorized shares pursuant to the Preferred Agreements shall be satisfied (and GBMT's default for failure to maintain sufficient authorized shares shall be waived) if GBMT notices a shareholders' meeting to increase its authorized common stock as required by the Preferred Agreements on or before 60 days from the effective date of the agreement, and obtains approval for such authorization from its shareholders on or before 180 days from the effective date of the agreement. GBMT's failure to either call said shareholders' meeting or obtain within the time frame stated shall be deemed a default. Additionally, the parties hereto acknowledge that GBMT's common stock is currently listed for trading on the Over-the-Counter Bulletin Board ("OTCBB") and GBMT agrees that its failure to maintain such listing for a consecutive period of 30 days shall constitute a default hereunder.

            (c) On the condition that GBMT is not in default hereunder or any of the Preferred Documents, the Holders hereby agree that (i) they shall suspend conversions of the Preferred Shares for a period of six months from the date of this Agreement, (ii) during the period from six months to nine months after the date of this Agreement each Holder shall not convert more than one-third (1/3) of the Preferred Shares set forth next to such Holder's name in Schedule A hereto, (iii) during the period from nine (9) months to twelve (12) months after the date of this Agreement each Holder shall not convert more than an additional one-third (1/3) of the Preferred Shares set forth next to such Holder's name in Schedule A hereto, and (iv) commencing twelve (12) months after the date hereof there shall be no further restrictions on any Holder's right to convert Preferred Shares. However, shares issuable and relating to accrued dividends due shall not be convertible for two years from the date of this agreement unless GBMT is sold to a third party in which case such dividends shall become due and payable immediately and any and all other time restrictions agreed to by any party to this agreement shall cease to exist.

            (d) On the condition that GBMT is not in default hereunder or any of the Preferred Documents, the Holders hereby agree that notwithstanding anything to the contrary in the Preferred Documents, the conversion formula for the Preferred Shares shall be modified as follows (all prices referred to below are based upon the formula set forth in each of the applicable Preferred Documents for determining the "current market price" of the stock on the date of a conversion notice is delivered by a Holder to GBMT and for purposes hereof the current market price shall be a minimum of one dollar ($1.00)):

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      If the current market price is from:

            $1.00 to $1.24 the conversion discount shall equal 5% $1.25 to $1.49 the conversion discount shall equal 10% $1.50 to $1.74 the conversion discount shall equal 15% $1.75 to $2.00 the conversion discount shall equal 20% $2.00 and up the conversion discount shall equal 25%

For example, if the current market price as calculated on the date of conversion is $1.30 the conversion price shall equal $1.17 ($1.30 x 90%).

Notwithstanding the foregoing and except as provided below, the modifications to the conversion formula for the Preferred Shares which are set forth in this
Section 1.3(d) below shall be terminated one (1) year from the date of this Agreement (the "Anniversary Date") and the conversion formula set forth in the Preferred Documents shall be reinstated. In the event that during each of the thirty (25) trading days immediately preceding the Anniversary Date, the common stock has a closing bid price above one dollar ($1.00), than the termination date for the formula contained in Sections 1.3(d)-(e) shall be extended for an additional three (3) months beyond the Anniversary Date.

            (e) On the condition that GBMT is not in default of this Agreement, each Holder (individually and not in the aggregate) will limit their daily sales of GBMT common shares as follows:

      If the previous days closing price for GBMT common stock is from:

            $1.00 to $1.24, each Holder's sales shall not exceed 15% of the previous three trading days average daily volume
            $1.25 to $1.74, each Holder's sales shall not exceed 20% of the previous three trading days average daily volume
            $1.75 and up, each Holder's sales shall not exceed 25% of the previous three trading days average daily volume

Notwithstanding the foregoing, the volume limitations set forth in this Section 1(e) shall terminate on the Anniversary Date.

            (f) On the condition that GBMT does not breach the terms of this Agreement, the Holders hereby agree to waive the accrual of dividends on the Preferred Shares which accrue from and after June 15, 2001.

            (g) On the condition that GBMT does not breach the terms of this Agreement, GBMT shall have the right to exercise its redemption rights at a price per preferred share equal to (i) 110%, multiplied by (ii) the stated value plus accrued dividends through June 15, 2001. Redemptions shall occur pro rata among the different classes of preferred shares and pro rata among different holders of the same class of preferred shares. Except for the price adjustment provided for herein, the terms and

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

conditions of any redemption shall otherwise be subject to each of the terms and conditions contained in the Preferred Documents

            1.4 WARRANTS TO DALE RAGAN AND WILLIAM ERHART. GBMT shall not issue any further warrants or stock options to Dale Ragan ("Ragan") and William Erhart ("Erhart")(or their respective affiliates or family members), except as follows:

            Ragan shall be entitled to the issuance of warrants, from time to time as conversions by Holders occur, to warrants equal to (i) the number of shares issued to each of the Holders upon a conversion of Preferred Shares, divided by 1.10, multiplied by (ii) ten percent (10%). The strike price will be $1.10.

            Erhart shall be entitled to the issuance of warrants, from time to time as conversions by Holders occur, to warrants equal to (i) the number of shares issued to each of the Holders upon a conversion of Preferred Shares, divided by 1.10, multiplied by (ii) three percent (3%). The strike price will be $1.10.

Ragan and Erhart agree that neither the warrants issued pursuant to the foregoing formula nor the shares issued upon exercise thereof, nor any other shares underlying any security issued previously or in the future shall be sold, conveyed, hypothecated or otherwise transferred (except to a trust for estate planning purposes) for a period of eighteen (18) months from the date hereof. following the exercise of the option except if GBMT is sold to a third party and all the preferred shareholders are made whole. The general terms of the warrants shall not be amended without the written consent of a majority of the Holders of each series of Preferred Stock.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

            2.1 GBMT'S REPRESENTATIONS AND WARRANTIES. GBMT hereby makes the following representations and warranties, each of which representations and warranties is and shall be (i) true in all respects as of the date of this Agreement, and (ii) shall survive the closing of the transactions contemplated hereby:

            A. CONCERNING THE SETTLEMENT SHARES. Except as otherwise expressly provided for herein, the GBMT Common Shares into which the Preferred Shares are convertible (and which are issuable upon the exercise of the Warrants) will be duly authorized and validly issued, fully paid and non-assessable and will not subject the holder thereof to personal liability by reason of being such holder. There are no preemptive rights of any stockholder of GBMT, as such, to acquire said GBMT common shares.

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

            B. REPORTING COMPANY STATUS. GBMT is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the requisite corporate power to own its properties and to carry on its business as now being conducted. GBMT has registered its Common Stock pursuant to Section 12(g)of the 1934 Act, and the Common Stock is listed for trading on the OTCBB. GBMT has received no notice, either oral or written, with respect to the continued eligibility of the Common Stock for such listing. GBMT shall continue to meet all requirements for continued listing of its stock on the OTCBB in accordance with this agreement. In connection therewith, GBMT hereby represents that it has filed its Form 10-QSB for the quarter ended September 30, 2001 and is current with respect to its 34 Act reporting requirements.

            C. AUTHORIZED SHARES. GBMT has, as of November 1, 2001, 18,500,000 authorized shares of Common Stock of which 10,052,845 shares are issued and outstanding.

            D. MODIFICATION AGREEMENT. This Agreement and the transactions contemplated hereby, have been duly and validly authorized by GBMT. This Agreement has been duly executed and delivered by GBMT and is a valid and binding agreement of GBMT, enforceable in accordance with its terms, and subject, as to enforceability, to general principles of equity and to bankruptcy, insolvency, moratorium, and other similar laws affecting the enforcement of creditors' rights generally.

            E. NON-CONTRAVENTION. The execution and delivery of this Agreement by GBMT, and the consummation by GBMT of the other transactions contemplated by this Agreement, do not and will not conflict with or result in a breach by GBMT of any of the terms or provisions of, or constitute a default under (i) the articles of incorporation or by-laws of GBMT, each as currently in effect, (ii) ) to its actual knowledge, any indenture, mortgage, deed of trust, or other material agreement or instrument to which GBMT is a party or by which it or any of its properties or assets are bound, including any listing agreement for the Common Stock (except as herein set forth), (iii) to its actual knowledge, any existing applicable law, rule, or regulation or any applicable decree, judgment, or order of any court, United States federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over GBMT or any of its properties or assets, or (iv) any listing agreement for its Common Stock, except such conflict, breach or default which would not have a material adverse effect on the transactions contemplated herein.

            F. APPROVALS. To GBMT's actual knowledge, except as otherwise expressly provided for herein, no authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the stockholders of GBMT is required to be obtained by GBMT for the issuance of GBMT common shares as contemplated by this Agreement, except such authorizations, approvals and consents that have been obtained or require shareholder approval to increase the number of authorized shares.

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

            G. ABSENCE OF LITIGATION. Except for the Litigation and as set forth in GBMT's SEC Reports, which Holders has reviewed, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of GBMT, threatened against or affecting GBMT, wherein an unfavorable decision, ruling or finding would have a material adverse effect on the properties, business or financial condition, results of operation or prospects of GBMT and its subsidiaries, the transactions contemplated by this Agreement, or which would adversely affect the validity or enforceability of, or the authority or ability of GBMT to perform its obligations under, this Agreement. Notwithstanding the foregoing, this representation specifically excludes, those claims (in connection with there is no pending litigation) which are less than $200,000.

            2.2 HOLDERS'S REPRESENTATIONS AND WARRANTIES. Each Holder (severally but not jointly) hereby makes the following representations and warranties, each of which representations and warranties is and shall be (i) true in all respects as of the date of this Agreement, and (ii) shall survive the closing of the transactions contemplated hereby:

            A. MODIFICATION AGREEMENT. This Agreement has been duly and validly authorized, executed and delivered on behalf of Holder and is a valid and binding agreement of Holder enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally.

            B. NON-CONTRAVENTION. The execution and delivery of this Agreement by Holder and the consummation by Holder of the other transactions contemplated by this Agreement, do not and will not conflict with or result in a breach by Holder of any of the terms or provisions of, or constitute a default under (i) the incorporation/formation documents of Holder, as currently in effect, (ii) any indenture, mortgage, deed of trust, or other material agreement or instrument to which Holder is a party or by which it or any of its properties or assets are bound, or (iii) to its knowledge, any existing applicable law, rule, or regulation or any applicable decree, judgment, or order of any court, United States federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over Holder or any of its properties or assets, except such conflict, breach or default which would not have a material adverse effect on the transactions contemplated herein.

                                   ARTICLE III

                                RELEASE OF CLAIMS

            Except for the performance by the parties of the provisions of this Agreement and further except for the representations, warranties and indemnities of the parties contained herein (which representations, warranties and indemnities shall survive the consummation of this Agreement and as to which the parties shall continue to be liable), GBMT, for itself and on behalf of all its direct and indirect partners, officers,

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

directors, employees, affiliates (both persons and entities), representatives, agents, representatives, servants, trustees, beneficiaries, predecessors in interest, successors in interest, assigns, nominees and insurers (collectively, the "Releasing Parties"), shall be deemed to have released and forever discharged Holders and all direct and indirect partners, officers, directors, employees, affiliates(both persons and entities, including, without limitation, Steven Hicks, Dan Pickett, Navigator Management and Thomson Kernaghan) and representatives, agents, representatives, servants, trustees, beneficiaries, predecessors in interest, successors in interest, assigns, nominees and insurers of Holders and Southridge Capital Management LLC (collectively "related parties"), of and from any and all claims, demands, actions and causes of action, whether known or unknown, fixed or contingent, that any of the Releasing Parties may have had, may now have or may hereafter acquire with respect to any matters whatsoever arising under or in any way related to (i) Purchase Agreements and Credit Agreement and all agreements entered into in connection therewith (collectively the "Documents"), (ii) any act which may constitute a defense to the performance of the Documents, and (iii) any claims GBMT may have against Holders and related parties with respect to or in connection with any alleged violation of any state or Federal securities laws, including the Securities Act and the Exchange Act (as defined in the Purchase Agreements).

            The parties agree not to divulge the terms of this Agreement to any person or entity whatsoever, unless required to do so by law or as provided for in this Agreement.

            GBMT represents, warrants and covenants that it has not, and at the time this release becomes effective will not have, sold, assigned, transferred or otherwise conveyed to any other person or entity all or any portion of its rights, claims, demands, actions or causes of action herein released.

            GBMT acknowledges that it is familiar with Section 1542 of the Civil Code of the State of California, which provides as follows:

            "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

GBMT hereby waives any and all rights and benefits that it now has or in the future may have under Section 1542 of the Civil Code (and under the comparable provisions of any other applicable law) and agrees and acknowledges that this Agreement contains a full and final release applying to unknown and unanticipated claims, injuries or damages arising out of the subject matter hereof, as well as to those now known or disclosed.

GBMT represents and warrants that it has relied wholly upon its own judgment, belief and knowledge of the existence, nature, extent or duration of any claim, demand, debt, damage, liability, account, reckoning, obligation, cost, expense, cause of action, chosen action, right of indemnity, agreement or promise that it may have against Holders and the

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other released parties and that it has made full investigations with respect to potential rights and claims released and that it has not been influenced to any extent whatsoever in making the releases contemplated by this agreement by any representation or statement regarding any such matter. Each party further represents and warrants that it is executing and delivering this Agreement and, as applicable, the releases contemplated hereunder after having received full legal advise as to its rights hereunder and the legal effect thereof from legal counsel of its own choosing. Notwithstanding the above, this Agreement is not intended to and does not, release or extinguish the rights of any of the parties to enforce this Agreement.

                                    ARTICLE V

                               GENERAL PROVISIONS

            5.1 ENTIRE AGREEMENT. This Agreement and the documents referred to herein constitute the entire understanding, arrangement and agreement among the parties hereto or any of them with respect to the subject matter hereof, and supersedes all prior agreements, arrangements, understandings, negotiations and discussions with respect thereto among the parties hereto. Except as expressly modified by the terms hereof, the Preferred Documents shall remain unamended and in full force and effect.

            5.2 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

            5.3 MODIFICATIONS IN WRITING. No provisions of this Agreement may be amended, supplemented or waived except by a writing signed by the party or parties to be bound thereby.

            5.4 EXECUTION IN COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which taken together shall be considered one and the same agreement and each of which shall be deemed an original.

            5.5 SEVERABILITY. In case any provision of this Agreement shall be held illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

            5.6 CONSTRUCTION. This Agreement shall be governed by and construed under the laws of the State of New York. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Agreement or any amendments or exhibits to it or any document executed and delivered by either party in connection with this Agreement. All captions in this Agreement are for reference only and shall not be used in the interpretation of this Agreement or any related document. If any provision of this Agreement shall be determined to be illegal or unenforceable, such determination shall

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

not affect any other provision of this Agreement and all such other provisions shall remain in full force and effect. All Exhibits attached hereto are hereby incorporated herein by reference.

            5.7 ATTORNEYS' FEES. In the event any dispute between the parties to this Agreement should result in litigation or other proceeding, the prevailing party shall be reimbursed by the non-prevailing party for all reasonable costs and expenses, including, without limitation, reasonable attorneys' fees, incurred by the prevailing party in connection with such litigation or other proceeding and any appeal thereof. Such costs, expenses and fees shall be included in and made a part of the judgment recovered by the prevailing party, if any.

            5.8 CONFLICTING TERMS. To the extent any of the terms herein conflict with the terms of the Loan Documents, the terms herein shall prevail.

            5.9 INFORMED CONSENT. The parties admit, acknowledge and declare that each has given mature and careful thought and consideration to the making of this Agreement and to all of the obligations hereby undertaken and the rights hereby extinguished or created; that this Agreement is entered into voluntarily, after consultation with counsel, free of undue influence, coercion, duress, menace or fraud of any kind; that this Agreement and each and every paragraph and every part hereof has been carefully read and explained; and, that each fully and completely understands and is cognizant of all of the terms and conditions in this Agreement.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Nash, LLC, a Cayman Islands limited liability company

By:   /S/ DAVID SIMS                              Dated:   MARCH 11, 2002
      -----------------------------------                  --------------
      its authorized agent

Greenfield Capital Partners, LLC

By:   /S/ CARYN HIRSCH KAHN                       Dated:   MARCH 11, 2002
      -----------------------------------                  --------------
      its authorized agent

RBB Bank Aktiengeselischaft Capital Bank - Grawa Gruppa AG (fka RBB Bank AG) as agent of its clients

By:   /S/ HERMANN POLTL                           Dated:   2/8/02
      -----------------------------------                  -----------
      its authorized agent

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

Amro International, S.A.

By:   /S/ MICHAEL KLEE                            Dated:   3/18/02
      -----------------------------------                  -----------
      its authorized agent

Austinvest Anstall Balzers

By:    /S/ WALTER GRILL                           Dated:   3/1/02
      -----------------------------------                  -----------
      its authorized agent

Esquire Trade & Finance, Inc.

By:   /S/ GISELLA KINDLE                          Dated:   3/8/02
      -----------------------------------                  -----------
      its authorized agent

Garros, Ltd.

By:   /S/ GIORA LAVIE, ATTORNEY-IN-FACT           Dated:   MARCH 17, 2002
      -----------------------------------                  --------------
      its authorized agent

Intercoastal Financial Services Corp.

By:   /S/ MARILYN R. O'LEARY                      Dated:   3/14/02
      -----------------------------------                  -----------

Global MAINTECH Corporation,
a Minnesota corporation

By:  /S/ DALE RAGAN                               Dated:   3/21/02
     ------------------------------------                  -----------



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                                   SCHEDULE A

                              GBMT PREFERRED STOCK

                        PRINCIPAL REMAINING     ACCRUED DIVIDENDS
SERIES                                          (THROUGH 06/15/01)
------                  -------------------     -----------------
   D
  ---
Amro                       $  200,000               $   39,441
Austinvest                 $  444,000               $   55,413
Esquire                    $  444,000               $   55,413
Garros                     $  350,000               $   39,296
Intercoastal               $  125,000               $   14,034

   E
                                                    ----------
Nash                       $1,557,000               $  234,042
Greenfield                 $  100,000               $   11,662

   F
                                                    ----------
RBB                        $2,000,000               $  209,205

   G
                                                    ----------
Nash                       $  600,000               $   37,128





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